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                                                                  Exhibit 3.1(c)


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                               OPUS360 CORPORATION
                     (pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware)


         OPUS360 CORPORATION (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         FIRST: The Board of Directors of the Corporation, by unanimous written consent in lieu of a meeting thereof dated as of March 16, 2000, in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation, declaring said amendment to be advisable and calling for consideration of said proposed amendment by the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

         RESOLVED: That it is hereby proposed and declared advisable to amend the Corporation's Certificate of Incorporation, as amended, as follows:

         The first paragraph of Article III shall be deleted and the following shall be inserted in lieu thereof:

         The total number of shares of all classes of stock which the Corporation shall have authority to issue is 175,000,000, consisting of (a) 150,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), and (b) 25,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"), consisting of 8,400,000 shares of Series A Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Stock") and 8,700,000 shares of Series B Convertible Preferred Stock, par value $.001 per share (the "Series B Preferred Stock") and 7,900,000 shares reserved for issuance in the discretion of the Board.

         Upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, each two (2) issued and outstanding shares of Common Stock shall be reclassified into three (3) shares of Common Stock. Pending the surrender of certificates representing the Common Stock reclassified pursuant to the preceding sentence, each certificate therefor shall, from and after the time of such reclassification, be deemed to represent the number of shares of Common Stock into which the shares evidenced thereby were so reclassified. No fractional shares of Common Stock shall be issued upon the reclassification pursuant to this paragraph. The number of full and fractional shares of Common Stock to which a holder is entitled upon the reclassification pursuant to this paragraph shall be determined on the


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basis of the total number of full and fractional shares being reclassified held by such holder. Any remaining fraction of a share of Common Stock shall be settled by a cash payment made by the Corporation in an amount equal to such fraction multiplied by the fair market value of the Common Stock as of the date that the Certificate of Amendment with respect hereto is filed with the Secretary of State of the State of Delaware, as such fair market value is determined by the Corporation's Board of Directors.

         SECOND: The stockholders of the Corporation duly approved this Certificate of Amendment of Certificate of Incorporation and the amendment contained herein by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

         THIRD: Prompt notice of the action taken by this Certificate of Amendment shall be given to those stockholders who have not consented in writing to the amendment affected hereby in accordance with Section 228 of the General Corporation Law of the State of Delaware.













                                      -2-
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                  IN WITNESS WHEREOF, the Corporation had caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by an authorized officer this 27 day of March, 2000.


                                  OPUS360 CORPORATION


                                  By: /s/ Ari B. Horowitz
                                      -------------------------------------
                                      Ari B. Horowitz
                                      Chairman and Chief Executive Officer